Exhibit 99.1

Cathay Bank To Acquire 10 Branches And Select West Coast Loans And Deposits From HSBC

LOS ANGELES, May 26, 2021 /PRNewswire/ -- Cathay General Bancorp (Nasdaq: CATY) announced that its subsidiary bank, Cathay Bank, has entered into a purchase and assumption agreement with HSBC Bank USA, National Association ("HSBC"), to purchase 10 HSBC retail branches in California and additional loans and deposits associated with HSBC's West Coast mass retail market consumer banking business and retail business banking business.

Cathay General Bancorp Executive Chairman Dunson K. Cheng stated, "This transaction will broaden the reach of our Northern and Southern California branch network. As we continue to grow and expand, the ability to provide our clients added ease in accessing banking services is a significant step in our journey."

Chang M. Liu, President and Chief Executive Officer of Cathay General Bancorp, said, "We are excited to continue our long history of banking in the California community. The transaction complements our footprint and strengthens our ability to serve our communities and clients well and long into the future."

Under the terms of the purchase and assumption agreement, Cathay Bank will acquire 10 HSBC branches and purchase and assume additional deposit liabilities and assets, including residential mortgage loans, retail business banking loans and personal loans associated with HSBC's West Coast mass retail market consumer banking business and retail business banking business. Cathay Bank is not acquiring or assuming loans or assets associated with HSBC's brokerage business, its private banking and high net worth businesses or its non-retail business banking business. The transaction is expected to be completed during the first quarter of 2022, subject to regulatory approval. As of March 31, 2021, the total acquired loans were approximately $0.8 billion and total deposit were approximately $1 billion. The financial terms of the agreement were not disclosed. The transaction is expected to be approximately 2.0% accretive to Cathay General Bancorp's GAAP 2022 earnings per share, on a run-rate basis, excluding any one-time transaction costs and restructuring expenses.

Wachtell, Lipton Rosen & Katz is serving as legal counsel to Cathay Bank.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, 10 branches in New York State, four in Washington State, three in the Chicago, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Beijing, Shanghai and Taipei. Cathay Bank's website is found at www.cathaybank.com.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, Cathay General Bancorp's ability to realize anticipated cost savings, economies of scale and/or revenue and business franchise enhancements from the proposed transaction within expected time frames or at all; whether governmental approvals for the proposed transaction will be obtained within expected time frames or at all; whether the other conditions to the closing of the proposed transaction are satisfied; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the proposed transaction, including difficulties in maintaining relationships with employees and customers, may be greater than expected; local, regional, national and international economic and market conditions and events and the impact they may have on customers, assets, and liabilities of Cathay General Bancorp and HSBC; Cathay General Bancorp's success at managing the risks involved in the foregoing items and all other factors set forth in Cathay General Bancorp's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2020, and particularly the discussion of risk factors within that document. Actual results in any future period may also vary from any past results discussed in this press release.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Cathay General Bancorp undertakes no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Contact: Heng W. Chen, (626) 279-3652